UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 23, 2010

FelCor Lodging Limited Partnership
(Exact name of registrant as specified in its charter)

Delaware	333-39595-01	75-2544994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 E. John Carpenter Frwy., Suite 1300 Irving, Texas	75062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(972) 444-4900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.02                      Termination of a Material Definitive Agreement.

On June 23, 2010, certain subsidiaries of FelCor Lodging Limited Partnership (“FelCor LP”), the operating partnership of FelCor Lodging Trust Incorporated (the “Company”), fully repaid at a discount and terminated two loans secured by the Renaissance Esmeralda Resort & Spa in Indian Wells, California and the Renaissance Vinoy Resort & Golf Club in St. Petersburg, Florida (the “Properties”).  The obligors on the loans were FelCor Esmeralda (SPE), L.L.C. and FelCor Esmeralda Leasing (SPE), L.L.C., with respect to the Renaissance Esmeralda loan, and FelCor St. Pete (SPE), L.L.C.  and FelCor St. Pete Leasing (SPE), L.L.C., with respect to the Renaissance Vinoy loan (collectively, the “Borrowers”), wholly-owned subsidiaries of FelCor LP, and the lender was The Royal Bank of Scotland PLC, as successor in interest to Greenwich Capital Financial Products, Inc. (the “Lender”).  The outstanding principal balance under these loans was $88 million, with respect to the Renaissance Esmeralda, and $89 million, with respect to the Renaissance Vinoy, and the aggregate amount paid by Borrowers to repay these loans was $130 million, plus accrued interest and expenses of the Lender.  The loans each had an initial maturity date of May 1, 2009 with three one-year extension options (two of which had previously been exercised by the Borrowers) and each bore interest at a floating rate of one-month LIBOR plus 155 basis points.  The Lender and its affiliates have no material relationship with us or our subsidiaries, other than through the loan agreements and related documents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FELCOR LODGING LIMITED PARTNERSHIP
a Delaware limited partnership

	By:	FelCor Lodging Trust Incorporated
Its general partner

Date: June 29, 2010	By:	/s/ Jonathan H. Yellen
Name: Jonathan H. Yellen Title: Executive Vice President, General Counsel and Secretary